Exhibit 99.1

Contact: Michael Mitchell

The Medicines Company

973-290-6000

investor.relations@themedco.com

DRAFT, NOT FOR RELEASE:

THE MEDICINES COMPANY SETTLES ANGIOMAX® (BIVALIRUDIN) PATENT LITIGATIONS WITH TEVA

Parsippany, N.J., October 3, 2011— The Medicines Company (NASDAQ: MDCO) today announced that it has settled the lawsuits filed by MDCO in the U.S. District Court for the District of Delaware relating to the Abbreviated New Drug Applications (ANDAs) filed by Teva Parenteral Medicines, Inc. and its affiliate, Pliva Hrvatska d.o.o. (collectively “Teva”), for generic versions of Angiomax® (bivalirudin for injection).  The settlement includes a license by MDCO to Teva Pharmaceuticals USA, Inc. and its affiliates under which Teva may launch a generic bivalirudin product under one of its ANDAs in the U.S. on June 30, 2019.  In certain limited circumstances, MDCO’s license to Teva would become effective prior to June 30, 2019.

As part of the agreement, Teva admits that the two patents asserted in the lawsuits are valid and enforceable against, and would be infringed by, Teva’s proposed generic bivalirudin products.  The patents at issue in the litigation are listed in the Orange Book and expire on July 27, 2028.

MDCO also entered into an agreement with Teva under which Teva will supply bivalirudin active pharmaceutical ingredient (API) to MDCO.  This provides an additional source of API to support planned growth of product use.

“This result reflects our continued confidence in the strength of our patents, and we will continue to vigorously defend our intellectual property,” said Dr. Clive Meanwell, Chairman and CEO of The Medicines Company.   “We are delighted to partner with Teva who will provide us needed additional manufacturing capacity and a second source of high quality Angiomax® active ingredient which we can finish, fill and supply to our hospital customers for millions of patients.”

As required by law, MDCO and Teva will submit the agreements to the U.S. Federal Trade Commission and the U.S. Department of Justice.

The Medicines Company	8 Sylvan Way Parsippany, New Jersey 07054	Tel: (973)290-6000 Fax: (973)656-9898

Background on the litigation now settled.

On September 4, 2009, MDCO announced that it had received a Paragraph IV Certification Notice Letter from Teva notifying MDCO that Teva had submitted ANDAs to the Food and Drug Administration for approval to market generic versions of Angiomax®.  On October 8, 2009 and December 28, 2009, MDCO filed patent infringement lawsuits against the Teva defendants.  The complaints, which were filed in the U.S. District Court for the District of Delaware, alleged infringement of U.S. Patent Nos. 7,582, 727 and 7,598,343, which expire on July 27, 2028.

MDCO remains in infringement litigations involving U.S. Patent Nos. 7,582, 727 and 7,598,343 with APP Pharmaceuticals, Hospira, Mylan Pharmaceuticals, and Dr. Reddy’s Laboratories.

About The Medicines Company

The Medicines Company (NASDAQ: MDCO) provides medical solutions to improve health outcomes for patients in acute and intensive care hospitals worldwide. These solutions comprise medicines and knowledge that directly impact the survival and well-being of critically ill patients. The Medicines Company’s website is www.themedicinescompany.com.

Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions, including the Company’s preliminary revenue results, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements.  Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company’s ability to develop its global operations and penetrate foreign markets, whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether the Company is able to obtain or maintain patent protection for the intellectual property relating to the Company’s products, whether the Company will make regulatory submissions for product candidates on a timely basis, whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all, whether physicians, patients and other key decision makers will accept clinical trial results, risks associated with the establishment of international operations, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on August 2, 2011, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.